UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 1, 2008

Handleman Company

(Exact Name of Registrant as Specified in Its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

1-7923	38-1242806
(Commission File Number)	(IRS Employer Identification No.)

500 Kirts Boulevard, Troy, Michigan	48084-4142
(Address of Principal Executive Offices)	(Zip Code)

(248) 362-4400

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On August 1, 2008, Handleman Company (“Handleman”) filed a Form 12b-25 in which it requested a 10 business day extension to filing its Form 10-K for the period ended May 3, 2008.

Handleman was unable to complete its annual report on Form 10-K on a timely basis due to its inability to complete the accounting related to income taxes. Handleman engaged outside tax consultants to assist with this effort, but was still unable to complete the accounting for income taxes in a timely manner. As a result of Handleman’s decision to exit the music business in North America, the reporting of certain business units as discontinued operations and Handleman’s recent operating losses, additional time is required to complete the Form 10-K due to the unique and complex tax issues resulting from the events previously described. While Handleman’s independent auditors have not completed their audit and have not rendered their opinion with respect to Handleman’s consolidated financial statements, Handleman believes that the independent auditors report on Handleman’s consolidated financial statements will include an explanatory paragraph concerning Handleman’s ability to continue as a going concern.

Revenues from continuing operations for the fiscal year ended May 3, 2008 (“fiscal 2008”) are expected to be approximately $495.0 million, compared to $558.4 million for the fiscal year ended April 28, 2007 (“fiscal 2007”). Net loss for fiscal 2008 is anticipated to be approximately in the range of $90.0 million to $100.0 million or approximately $4.42 to $4.92 per diluted share, compared to a net loss of $53.4 million or $2.65 per diluted share for fiscal 2007. The net loss for fiscal 2008 will include asset and goodwill impairment charges of approximately $47.0 million. Financial results for fiscal 2008 are the Handleman’s best estimate at this time, but are subject to change based on the finalization of the matter discussed above.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit Name

99.1	Form 12b-25, Notification of Late Filing

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDLEMAN COMPANY

Date: August 1, 2008	By:	/s/ Rozanne Kokko
	Name:	Rozanne Kokko
	Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Name

99.1	Form 12b-25, Notification of Late Filing